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FORM 4
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[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


     (Print or Type Responses)
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1.   Name and Address of Reporting Person*

     The LMR Family Trust
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   (Last)                           (First)             (Middle)

   Caledonian Bank & Trust Limited
   Caledonia House
   P.O. Box 1043
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                                    (Street)

   Grand Cayman                      BWI
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Balanced Care Corporation, Symbol: BAL

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3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Year

     July 2000

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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                        7/30/00             S            17,040,000     D       (1)            0        1         (1)
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* If the Form is filed by more than one Reporting Person see Instruction 4(b)
(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




                                                                          (Over)

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(Print of Type Responses)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

Note 1: These shares are owned directly by IPC Advisors S.A.R.L., LMR Investments Limited, solely owned by The LMR Family Trust, transferred its equity interest as sole shareholder of IPC Advisors S.A.R.L. to LXB Investments Limited and, therefore, LMR Investments Limited, The LMR Family Trust, as sole shareholder of LMR Investments Limited, and Caledonian Bank & Trust Limited, as trustee of The LMR Family Trust, are no longer deemed to be beneficial owners of such shares.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



     Caledonian Bank & Trust Limited,
     as Trustee of The LMR Family Trust


            /s/ David Sargison                                   8/8/00
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      **Signature of Reporting Person                             Date





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